Exhibit 99.1

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

Ryerson Reports Third Quarter 2019 Results

Market share gains, strong free cash flow generation and deleveraging amidst transient but protracted carbon steel deflation

CHICAGO – October 29, 2019 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the third quarter ended September 30, 2019.

Q3 2019 Key Metrics:

$1.1B	Net Sales	(8.3%) vs. Q2 2019
18.5%	Gross Margin	+90 bps vs. Q2 2019
15.8%	Gross Margin, excl. LIFO	(70) bps vs. Q2 2019
$10.1M	Net income attributable to Ryerson Holding Corporation	($6.3M) vs. Q2 2019
$29.5M	Adj. EBITDA, excl. LIFO	($21.2M) vs. Q2 2019
5.2x	Net Debt / LTM Adj. EBITDA, excl. LIFO	+0.9x vs. Q2 2019

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

$ in millions, tons in thousands except average selling prices and EPS
Financial Metrics:	Q3 2019	Q2 2019	Q3 2018	QoQ	YoY

Tons Shipped	598	623	622	(4.0%)	(3.9%)
Revenues	$1,104	$1,205	$1,250	(8.3%)	(11.6%)
Average selling prices	$1,847	$1,934	$2,010	(4.5%)	(8.1%)
Gross Margin, excl. LIFO	15.8%	16.5%	19.2%	(0.7%)	(3.4%)
Warehousing, delivery, general, & administrative expenses	$166	$165	$174	0.6%	(4.8%)
As a percentage of revenue	15.0%	13.7%	13.9%	1.3%	1.1%
Net income attributable to Ryerson Holding Corporation	$10	$16	$78	(37.5%)	(87.2%)
Diluted earnings per share	$0.27	$0.43	$2.06	(37.2%)	(86.9%)
Adj. EBITDA, excl. LIFO	$30	$51	$89	(41.2%)	(66.3%)
As a percentage of revenue	2.7%	4.2%	7.1%	(1.5%)	(4.4%)

Balance Sheet and Cash Flow Metrics:
Net debt	$1,017	$1,093	$1,231
Net debt / LTM Adj. EBITDA, excl. LIFO	5.2x	4.3x	4.1x
Days of supply	76	75	80
Net cash provided by (used in) operating activities	$83	$67	$(45)

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, President and Chief Executive Officer of Ryerson said, “First and always I want to thank our customers for your business, which we never take for granted. In the third quarter, we continued executing upon our strategy of creating consistently exceptional customer experiences across our intelligently networked industrial metal service centers. The quarter was characterized by protracted and deepening industrial metals deflation, particularly across the carbon steel spectrum, as well as recessed manufacturing demand consistent with reported macro indicators such as the 47.8 Purchasing Managers Index printed in September. Although the road of getting average costs in inventory below replacement cost has been a long and winding one, after five quarters of steep carbon price deflation, we believe the industry is transitioning to improved pricing fundamentals as well as better adjusting inventory levels to current and anticipated demand. Third quarter tons sold and average selling prices were in-line with expectations outlined in our third quarter revenue guidance. Through the third quarter, Ryerson gained same-store market share, generated same-store expense leverage, and increased counter-cyclical cash flow to reduce outstanding debt. The turnaround underway at Central Steel & Wire, or CS&W, is progressing well, albeit obscured by an 85 percent carbon steel product mix, which has amplified the persistent and acute gross margin compression throughout the year thus far.”

Mr. Lehner continued, “In the long deflationary price environment that has unfolded since July of 2018, most notably in carbon steel products, the inventory holding losses and customer hedge mark-to-market losses are subsiding. We expect average inventory costs per ton to align closer to current lower replacement costs and therefore expect gross margin, excluding LIFO to expand in the fourth quarter as we move through an industrial metals cyclical trough.  Additionally, as we move beyond this transient period of carbon steel price deflation and recessed industry conditions, we expect a positive inflection in price and demand fundamentals and for our investments in equipment, digitalization, and CS&W to create increased operating leverage across our service center network.”

Ryerson achieved revenues of $1.10 billion, a decrease of 11.6 percent compared to $1.25 billion in the third quarter of 2018, with average selling prices down 8.1 percent and with tons shipped down 3.9 percent. Ryerson continued to gain market share on a same-store basis during the third quarter of 2019 compared to the third quarter of 2018, as North American industry volume contracted 6.6 percent according to the MSCI while Ryerson North American tons shipped, excluding CS&W, increased by 0.5 percent.

Gross margin was 18.5 percent for the third quarter of 2019, compared to 17.6 percent in the second quarter of 2019, and 16.7 percent for the same quarter last year. Included in cost of materials sold during the third quarter of 2019 was LIFO income of $29.6 million, compared to LIFO income of $12.9 million in the second quarter of 2019, and LIFO expense of $32.1 million in the third quarter of 2018. Gross margin, excluding LIFO was 15.8 percent in the third quarter of 2019 compared to 16.5 percent in the second quarter of 2019, and 19.2 percent in the third quarter of 2018. Margin compression during the third quarter was partially driven by mark-to-market hedging losses in addition to inventory costs falling at a slower rate than average selling prices, most notably at CS&W, which continues to work down days of supply metrics to more closely align with Ryerson’s same-store levels. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this news release.

Ryerson decreased warehousing, delivery, selling, general, and administrative expense by $8.4 million, or 4.8 percent in the third quarter of 2019 compared to the year-ago period. However, warehousing, delivery, selling, general, and administrative expenses as a percentage of sales increased to 15.0 percent in the third quarter of 2019 compared to 13.9 percent in the third quarter of 2018 as revenue decline outpaced expense reduction. On a same-store basis, warehousing, delivery, selling, general, and administrative expenses decreased by $3.7 million, or 2.6 percent, but increased as a percentage of sales from 13.1 percent to 14.1 percent.

Net income attributable to Ryerson Holding Corporation was $10.1 million, or $0.27 per diluted share, in the third quarter of 2019 compared to $77.5 million, or $2.06 per diluted share, in the prior year period. Adjusted net income attributable to Ryerson Holding Corporation, excluding the gain on bargain purchase related to the CS&W acquisition, gain on insurance settlement, restructuring and other charges, and income taxes was $9.2 million for the third quarter of 2019, or $0.24 per diluted share compared to $6.3 million or $0.17 per diluted share in the prior year period. Ryerson achieved Adjusted EBITDA, excluding LIFO of $29.5 million in the third quarter of 2019, a decrease of $21.2 million compared to the second quarter of 2019 or $59.2 million less than the third quarter of 2018. Results were below the guidance articulated during our second quarter 2019 earnings as carbon steel price increases expected at the time of guidance never materialized and carbon steel prices fell to their lowest levels since the third quarter of 2016.  In the third quarter of 2019, we estimate losses of $18 million comprised of inventory holding losses at CS&W of $7 million, Ryerson customer hedge mark-to-market losses of $5 million and same-store inventory holding losses of $6 million. A reconciliation of Adjusted EBITDA, excluding LIFO to net income attributable to Ryerson Holding Corporation is included below in this news release.

Nine Months Ended September 30, 2019, Financial Results

Revenues in the first nine months of 2019 were $3.54 billion, an increase of 9.0 percent compared to the first nine months of 2018, as tons shipped increased 8.8 percent on relatively flat average selling prices. On a same-store basis, revenues were $3.08 billion in the first nine months of 2019, with average selling prices up 2.0 percent, partially offset by a decrease in tons shipped of 1.6 percent. Warehousing, delivery, selling, general, and administrative expenses increased by $50.5 million, or 11.4 percent, and increased as a percentage of sales from 13.6 percent to 14.0 percent in the first nine months of 2019 compared to the same period last year. Notably, on a same-store basis, warehousing, delivery, selling, general, and administrative expenses decreased by $6.7 million, or 1.6 percent, in the same periods and decreased as a percentage of sales from 13.3 percent to 13.1 percent.

Net income attributable to Ryerson Holding Corporation was $56.0 million, or $1.48 per diluted share, in the first nine months of 2019 compared to $105.4 million, or $2.80 per diluted share, for the same period of 2018. Adjusted net income attributable to Ryerson Holding Corporation, excluding the gain on bargain purchase related to the CS&W acquisition, gain on insurance settlement, restructuring and other charges, loss on retirement of debt, and income taxes was $56.3 million for the first nine months of 2019, or $1.49 per diluted share compared to $34.2 million, or $0.91 per diluted share in the first nine months of 2018. Adjusted EBITDA, excluding LIFO was $143.2 million in the first nine months of 2019 compared to $257.5 million in the first nine months of 2018. Reconciliations of Adjusted EBITDA, excluding LIFO and adjusted net income to net income attributable to Ryerson Holding Corporation are included below in this news release.

Central Steel & Wire Results

Central Steel & Wire continues to progress toward post-acquisition goals, exceeding customer account retention expectations, achieving approximately $32 million in annualized expense take-outs, and realizing $12 million in cumulative proceeds from real estate sales for operations that were consolidated into existing facilities. CS&W was acquired with significant working capital of nearly 140 days of inventory supply and management continues to target levels more in-line with Ryerson’s same-store service center metrics. However, days of supply increased slightly at the end of the third quarter to 92 days compared to 91 days for the prior quarter, due in part to shipment declines reflective of industry demand weakness. At the same time, the continued deflationary cycle, including CRU hot-rolled coil price deflation, resulted in inventory holding losses. As a result, CS&W generated Adjusted EBITDA, excluding LIFO loss of $4.5 million in the third quarter, compared to our expectation of Adjusted EBITDA, excluding LIFO income of $3.0 million for the period and compared to a loss of $2.0 million in the second quarter of 2019. As high cost carbon inventories cycle out, margins reset, and cost take-outs renovate the expense structure of CS&W, Ryerson continues to view the company with strong commercial goodwill that is in the early innings of its turn-around potential. Management also continues to believe in its long-term, mid-cycle target for CS&W of $600 million in revenue and $50 million in Adjusted EBITDA, excluding LIFO on an annual basis.

Liquidity & Debt Management

At the end of the third quarter of 2019, Ryerson had 76.4 days of supply in inventory, or 74.2 days on a same-store basis, up from 73.6 days at the end of the third quarter of 2018. Our same-store inventory levels were within our target range of 70 to 75 days.

Cash generated by operating activities was $82.5 million for the third quarter of 2019 compared to cash used in operating activities of $44.5 million in the year-ago period, primarily driven by lower working capital requirements. We utilized our cash flow from operations to reduce our debt by $77.1 million and to invest in capital expenditures of $9.1 million during the period. Ryerson expects to generate significant cash from operating activities again in the fourth quarter given lower replacement inventory costs and normal seasonality patterns. Ryerson maintained ample liquidity of $455 million as of September 30, 2019 to operate our business.

Chief Financial Officer Erich Schnaufer said, “We are pleased that Fitch Ratings assigned a first-time B+ rating to Ryerson with a stable outlook in recognition of our improved operating performance and disciplined balance sheet management. We are proud to have continued to strengthen the balance sheet in the third quarter by utilizing the significant cash flow generated to further reduce outstanding debt. Cumulatively, the Company has decreased outstanding debt by $115 million compared to the end of 2018 and remains committed to using our free cash flow to further reduce our outstanding debt and improve our capital structure.”

Outlook Commentary

For the fourth quarter of 2019, Ryerson anticipates revenues of $960 million to $1.0 billion with tons shipped down 6 to 9 percent compared to the third quarter of 2019, due to normal seasonality patterns compounded by slowing industrial growth and trade uncertainty. Carbon prices are expected to bottom in the fourth quarter and aluminum prices are expected to be neutral to modestly lower, while stainless prices, despite a recent pull-back in nickel prices, are expected to remain supported by low warehouse and stock inventories as reported by the London Metal Exchange, secular demand expectations in the electric-vehicle battery market and export restraints on Indonesian nickel ore. Collectively, Ryerson expects average selling prices in the fourth quarter to be down 3 to 5 percent. LIFO income in the fourth quarter is expected to be in the range of $6 to $10 million as declines in carbon and aluminum inventory values are partially offset by gains in stainless steel inventory values.

Given these expectations and Ryerson’s anticipation of margin expansion in the fourth quarter of 2019, Adjusted EBITDA, excluding LIFO is expected to be in the range of $36 to $40 million. Earnings per diluted share are expected to be in the range of $0.08 to $0.18. Ryerson expects to continue to deleverage in the fourth quarter via the generation of counter-cyclical cash flows utilized to further reduce long-term debt. A reconciliation of Adjusted EBITDA, excluding LIFO to earnings per diluted share is included below in this news release.

Same-store Key Financial Metrics Reconciliation
	Nine Months Ended September 30, 2019
$ in millions, tons in thousands	Central Steel & Wire Company	Ryerson Same Store	Ryerson Holding Corporation

Tons Shipped	269	1,571	1,840
Revenues	$461	$3,079	$3,540
Gross Margin, excl. LIFO	17.9%	16.3%	16.5%
Warehousing, delivery, general, & administrative expenses	$91	$403	$494
As a percentage of revenue	19.7%	13.1%	14.0%
Adj. EBITDA, excl. LIFO	$(3)	$146	$143
As a percentage of revenue	(0.7%)	4.7%	4.0%

Third Quarter 2019 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q3 2019	Q2 2019	Q3 2018	Quarter-over-quarter	Year-over-year	Quarter-over-quarter	Year-over-year

Carbon Steel	461	484	479	(4.8%)	(3.8%)	(5.9%)	(11.1%)
Aluminum	59	60	58	(1.7%)	1.7%	(4.2%)	(5.4%)
Stainless Steel	76	80	79	(5.0%)	(3.8%)	(1.9%)	(8.7%)

	Net Sales (millions)
	Q3 2019	Q2 2019	Q3 2018	Quarter-over-quarter	Year-over-year

Carbon Steel	$568	$634	$664	(10.4%)	(14.5%)
Aluminum	$258	$274	$268	(5.8%)	(3.7%)
Stainless Steel	$260	$279	$296	(6.8%)	(12.2%)

Nine Months Ended September 30, 2019 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	2019 YTD	2018 YTD	Year-over-year	Year-over-year

Carbon Steel	1,419	1,283	10.6%	1.2%
Aluminum	178	168	6.0%	4.1%
Stainless Steel	236	229	3.1%	(1.6%)

	Net Sales (millions)
	2019 YTD	2018 YTD	Year-over-year

Carbon Steel	$1,859	$1,661	11.9%
Aluminum	$805	$730	10.3%
Stainless Steel	$817	$806	1.4%

Earnings Call Information

Ryerson will host a conference call to discuss its third quarter 2019 results Wednesday, October 30, 2019 at 10 a.m. Eastern Time. Participants may access the conference call by dialing 833-241-7253 (Domestic) or 647-689-4217 (International) and using conference ID 7394599. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 4,600 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this press release and other written or oral statements made by or on behalf of the Company constitute “forward-looking statements” within the meaning of the federal securities laws, including statements regarding our future performance, as well as management’s expectations, beliefs, intentions, plans, estimates, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” “believes,” “expects,” “may,” “estimates,” “will,” “should,” “plans,” or “anticipates,” or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact the metals distribution industry and our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented market in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals producer industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2018, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2019		2018	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2019	2018

NET SALES	$1,104.4	$1,204.9	$1,250.0	$3,540.1	$3,248.4
Cost of materials sold	900.0	993.1	1,041.8	2,892.6	2,690.0
Gross profit	204.4	211.8	208.2	647.5	558.4
Warehousing, delivery, selling, general, and administrative	165.6	164.6	174.0	493.9	443.4
Gain on insurance settlement	(1.5)	—	—	(1.5)	—
Restructuring and other charges	0.3	1.1	2.7	1.7	2.7
OPERATING PROFIT	40.0	46.1	31.5	153.4	112.3
Other income and (expense), net (1)	(0.3)	(0.2)	74.2	(1.3)	78.9
Interest and other expense on debt	(23.2)	(23.9)	(26.0)	(71.0)	(73.2)
INCOME BEFORE INCOME TAXES	16.5	22.0	79.7	81.1	118.0
Provision for income taxes	6.3	5.5	2.0	24.8	12.3
NET INCOME	10.2	16.5	77.7	56.3	105.7
Less: Net income attributable to noncontrolling interest	0.1	0.1	0.2	0.3	0.3
NET INCOME ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$10.1	$16.4	$77.5	$56.0	$105.4
EARNINGS PER SHARE
Basic	$0.27	$0.43	$2.08	$1.49	$2.83
Diluted	$0.27	$0.43	$2.06	$1.48	$2.80
Shares outstanding - basic	37.8	37.8	37.4	37.7	37.3
Shares outstanding - diluted	38.0	37.9	37.7	37.9	37.6

Supplemental Data:
Tons shipped (000)	598	623	622	1,840	1,691
Shipping days	64	64	63	191	191
Average selling price/ton	$1,847	$1,934	$2,010	$1,924	$1,921
Gross profit/ton	342	340	335	352	330
Operating profit/ton	67	74	51	83	66
LIFO expense (income) per ton	(49)	(21)	52	(34)	53
LIFO expense (income)	(29.6)	(12.9)	32.1	(62.6)	89.3
Depreciation and amortization expense	15.6	14.5	14.1	44.3	37.2
Cash flow provided by (used in) operating activities	82.5	66.5	(44.5)	130.5	(62.4)
Capital expenditures	(9.1)	(12.1)	(8.3)	(32.5)	(29.7)

(1) The third quarter and first nine months of 2018 include a $73.2 million gain on bargain purchase related to our Central Steel & Wire acquisition.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation See Schedule 5 for Fourth Quarter 2019 Guidance reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	September 30,	December 31,
	2019	2018
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$21.8	$23.2
Restricted cash	1.1	1.1
Receivables, less provisions of $4.0 in 2019 and $2.5 in 2018	506.6	521.0
Inventories	812.9	806.3
Prepaid expenses and other current assets	45.3	61.5
Total current assets	1,387.7	1,413.1
Property, plant, and equipment, at cost	853.9	838.4
Less: accumulated depreciation	375.3	349.4
Property, plant, and equipment, net	478.6	489.0
Operating lease assets	79.5	—
Other intangible assets	52.5	58.1
Goodwill	120.3	120.3
Deferred charges and other assets	3.4	5.8
Total assets	$2,122.0	$2,086.3
Liabilities
Current liabilities:
Accounts payable	$400.4	$390.2
Salaries, wages, and commissions	44.6	66.6
Other accrued liabilities	89.6	77.0
Short-term debt	66.9	27.3
Current portion of operating lease liabilities	17.7	—
Current portion of deferred employee benefits	7.9	7.9
Total current liabilities	627.1	569.0
Long-term debt	971.7	1,126.0
Deferred employee benefits	231.9	258.4
Noncurrent operating lease liabilities	68.2	—
Deferred income taxes	56.0	13.3
Other noncurrent liabilities	26.0	43.7
Total liabilities	1,980.9	2,010.4
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2019 and 2018	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 37,996,261 and 37,656,505 shares issued at 2019 and 2018, respectively	0.4	0.4
Capital in excess of par value	380.5	381.0
Retained earnings	73.2	14.2
Treasury stock, at cost - Common stock of 212,500 shares in 2019 and 2018	(6.6)	(6.6)
Accumulated other comprehensive loss	(312.3)	(315.8)
Total Ryerson Holding Corporation Stockholders' Equity	135.2	73.2
Noncontrolling interest	5.9	2.7
Total Equity	141.1	75.9
Total Liabilities and Stockholders' Equity	$2,122.0	$2,086.3

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2019		2018	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2019	2018

Net income attributable to Ryerson Holding Corporation	$10.1	$16.4	$77.5	$56.0	$105.4
Interest and other expense on debt	23.2	23.9	26.0	71.0	73.2
Provision for income taxes	6.3	5.5	2.0	24.8	12.3
Depreciation and amortization expense	15.6	14.5	14.1	44.3	37.2
EBITDA	$55.2	$60.3	$119.6	$196.1	$228.1
Gain on bargain purchase	—	—	(73.2)	—	(73.2)
Gain on insurance settlement	(1.5)	—	—	(1.5)	—
Reorganization	4.0	2.0	3.0	6.9	4.3
Foreign currency transaction (gains) losses	0.4	0.2	0.5	1.2	(0.9)
Loss on retirement of debt	—	—	—	0.2	—
Purchase consideration and other transaction costs	1.0	0.9	6.7	2.8	10.5
Other adjustments	—	0.2	—	0.1	(0.6)
Adjusted EBITDA	$59.1	$63.6	$56.6	$205.8	$168.2

Adjusted EBITDA	$59.1	$63.6	$56.6	$205.8	$168.2
LIFO expense (income)	(29.6)	(12.9)	32.1	(62.6)	89.3
Adjusted EBITDA, excluding LIFO expense (income)	$29.5	$50.7	$88.7	$143.2	$257.5

Net sales	$1,104.4	$1,204.9	$1,250.0	$3,540.1	$3,248.4

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	2.7%	4.2%	7.1%	4.0%	7.9%

Gross profit	$204.4	$211.8	$208.2	$647.5	$558.4

Gross margin	18.5%	17.6%	16.7%	18.3%	17.2%

Gross profit	$204.4	$211.8	$208.2	$647.5	$558.4
LIFO expense (income), net	(29.6)	(12.9)	32.1	(62.6)	89.3
Gross profit, excluding LIFO expense (income), net	$174.8	$198.9	$240.3	$584.9	$647.7

Gross margin, excluding LIFO expense (income), net	15.8%	16.5%	19.2%	16.5%	19.9%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, impairment charges on assets, reorganization expenses, gain on bargain purchase, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit plus LIFO expense (or minus LIFO income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income and Earnings per Share to Adjusted Net Income and Adjusted Earnings per Share
(Dollars and Shares in Millions, except Per Share Data)

	2019		2018	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2019	2018

Net income attributable to Ryerson Holding Corporation	$10.1	$16.4	$77.5	$56.0	$105.4

Gain on bargain purchase	—	—	(73.2)	—	(73.2)
Gain on insurance settlement	(1.5)	—	—	(1.5)	—
Restructuring and other charges	0.3	1.1	2.7	1.7	2.7
Loss on retirement of debt	—	—	—	0.2	—
Provision (benefit) for income taxes	0.3	(0.3)	(0.7)	(0.1)	(0.7)

Adjusted net income attributable to Ryerson Holding Corporation	$9.2	$17.2	$6.3	$56.3	$34.2

Diluted adjusted earnings per share	$0.24	$0.45	$0.17	$1.49	$0.91

Shares outstanding - diluted	38.0	37.9	37.7	37.9	37.6

Note: Adjusted net income and Adjusted earnings per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

	2019		2018	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2019	2018

Net cash provided by (used in) operating activities	$82.5	$66.5	$(44.5)	$130.5	$(62.4)
Capital expenditures	(9.1)	(12.1)	(8.3)	(32.5)	(29.7)
Proceeds from sales of property, plant, and equipment	0.2	0.1	0.3	8.8	0.7
Free cash flow	$73.6	$54.5	$(52.5)	$106.8	$(91.4)

Market capitalization	$322.3	$314.7	$423.1	$322.3	$423.1

Free cash flow yield	22.8%	17.3%	(12.4%)	33.1%	(21.6%)

Note: Market capitalization is calculated using September 30, 2019, June 30, 2019, and September 30, 2018 stock prices and shares outstanding.

Schedule 5
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Fourth Quarter 2019 Earnings per Share to Adj. EBITDA, excl. LIFO Guidance
(Dollars in Millions, except Per Share Data)
	Fourth Quarter 2019
	Low	High
Net income attributable to Ryerson Holding Corporation	$3	$7

Diluted earnings per share	$0.08	$0.18

Interest and other expense on debt	23	23
Provision for income taxes	1	3
Depreciation and amortization expense	15	15
EBITDA	$42	$48
Adjustments	—	2
Adjusted EBITDA	$42	$50
LIFO expense (income)	(6)	(10)
Adjusted EBITDA, excluding LIFO income	$36	$40

Note: See the note within Schedule 2 for a description of EBITDA and Adjusted EBITDA.